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                                                                     EXHIBIT 5.1



                                                               November 19, 1998



Safeway Inc.
5918 Stoneridge Mall Road
Pleasanton, CA  94588-3229

         Re:      Safeway Inc. Common Stock, par value $0.01 per share

Ladies and Gentlemen:

                  At your request, I have examined the Registration Statement on Form S-8 (the "Registration Statement") which Safeway Inc. (the "Company") intends to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 923,016 shares of Common Stock, par value $0.01 per share (the "Shares"), in connection with the 1995 Amended and Restated Stock Option Plan of Dominick's Supermarkets, Inc. and the 1996 Equity Participation Plan of Dominick's Supermarkets. Inc. (collectively, the "Plans"). I am familiar with the proceedings undertaken in connection with the authorization, issuance and sale of the Shares. Additionally, I have examined such questions of law and fact as I have considered necessary or appropriate for purposes of this opinion.

                  Based on the foregoing, I am of the opinion that the Shares to be issued under the Plans have been duly authorized, and upon issuance of Shares under the terms of the Plans and delivery and payment therefor of legal consideration in excess of the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.

                  I consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to me contained under the heading "Interests of Named Experts and Counsel" therein.

                                            Very truly yours,


                                            /s/ Michael C. Ross
                                            ------------------------------------
                                            Michael C. Ross, Esq.
                                            General Counsel